UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 12, 2012

Endeavour International Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-32212	88-0448389
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

811 Main Street, Suite 2100, Houston, Texas		77002
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(713) 307-8700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As used in this Form 8-K, the terms “Endeavour,” “we,” “us,” “our” and similar terms refer to Endeavour International Corporation and, unless the context indicates otherwise, its consolidated subsidiaries.

Appointment of Director

On September 12, 2012, the Board of Directors (the “Board”) of Endeavour International Corporation appointed Ashok Nayyar as a Class I Director, to serve until our 2013 annual shareholders’ meeting. Mr. Nayar will serve as a non-independent director and as a member of the Technology & Reserves Committee of the Board. Mr. Nayyar’s compensation for his services as a director will be consistent with that of our other non-employee directors, including a grant of restricted shares of common stock valued at $125,000 on date of grant (equivalent to 13,412 shares as of September 12, 2012). There are no understandings or arrangements between Mr. Nayyar and any other person pursuant to which Mr. Nayyar was elected to serve as a director of the Company.

Mr. Nayyar is the Founding Partner and Chief Investment Officer of Cyan Partners, LP (“Cyan”), a middle market direct lending fund. As of September 12, 2012, Mr. Nayyar owned 428,572 shares of our common stock. In addition, Cyan Partners L.P. owned 20,166 shares of our common stock and Cyan Partners Capital owned 404,040 shares of our common stock. Mr. Nayyar is the Senior Managing Director and majority owner of both Cyan Partners L.P. and Cyan Partners Capital.

During 2012, we and our wholly-owned subsidiary, Endeavour Energy UK Limited (“Endeavour UK”) entered into a credit agreement with Cyan, as administrative agent, and the lenders party thereto, providing for a revolving credit facility, as amended, and borrowed $100 million against the facility. In August 2010, we entered into a credit agreement with Cyan, as administrative agent, and various lenders for a senior term loan, in the aggregate amount of $150 million, which was subsequently increased to $235 million (the “Senior Term Loan”). On May 31, 2012, we repaid all amounts outstanding under the Senior Term Loan. This repayment included a prepayment fee of approximately $7 million. Following the repayment, the Senior Term Loan was terminated and all of the liens on the collateral securing our obligations were released.

In addition, on May 31, 2012, Endeavour and Endeavour UK entered into a reimbursement agreement (the “Reimbursement Agreement”) with New Pearl S.à r.l. (the “Pledgor”), an unaffiliated third party entity in which the Company has no interest or control, and Cyan, as collateral agent. The Reimbursement Agreement was entered into in connection with the Pledgor’s entry into a credit support arrangement with BNP Paribas (the “LC Provider”), pursuant to which the Pledgor pledged cash to secure a letter of credit issued by the LC Provider for Endeavour UK’s account in the amount of approximately £77 million (approximately $120 million as of May 31, 2012). The letter of credit secures Endeavour UK’s decommissioning obligations for the Alba field until 2014.

Departure of Director

Also on September 12, 2012, Leiv L. Nergaard informed our Board of his decision to resign from the Board effective immediately to devote more time to his on-going business and personal activities in Norway. Mr. Nergaard confirmed that his decision to resign was not as a result of any disagreement with Endeavour or our management on any matter relating to our operations, policies or practices. Mr. Nergaard served on the Audit and Nominating & Corporate Governance Committees. Concurrently with his resignation, Mr. Nergaard vested in 33,626 shares of restricted common stock.

The press release announcing the appointment of Mr. Nayyar and the resignation of Mr. Nergaard is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endeavour International Corporation

September 18, 2012	By:	Robert L. Thompson

Name: Robert L. Thompson
Title: Chief Accounting Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated September 12, 2012